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[LOGO] HANDY & HARMAN
250 Park Avenue, New York, NY 10177 o Telephone (212) 661-2400


Richard N. Daniel
Chairman
Chief Executive Officer


                                                               December 24, 1997


Dear Fellow Shareholders:

     On December 16, 1997, WHX Corporation announced that its wholly owned subsidiary, HN Acquisition Corp., commenced an unsolicited tender offer for any and all outstanding shares of common stock of Handy & Harman at $30 per share in cash.

     AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT WHX'S OFFER IS INADEQUATE, IS NOT IN THE BEST INTERESTS OF HANDY & HARMAN AND ITS SHAREHOLDERS AND DOES NOT ADEQUATELY REFLECT THE VALUE OR PROSPECTS OF THE COMPANY. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT WHX'S OFFER AND NOT TENDER ANY OF YOUR HANDY & HARMAN SHARES TO WHX.

     Handy & Harman's Board of Directors, assisted by Goldman, Sachs & Co., its financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP, its legal advisor, has reviewed WHX's offer at length, and considered the potential for benefits both with and without a merger with WHX. The Board of Directors determined that the best means for providing value to its shareholders is for Handy & Harman to take full advantage of the strategic repositioning that the Company has undergone over the last two years and for Handy & Harman not to be sold at this time. As Handy & Harman has been transformed, we have demonstrated that we are willing and able to use every creative strategic means to build shareholder value, including divestitures, acquisitions, share buybacks and new product initiatives.

     In reaching its determination and recommendation, the Board of Directors took into account a variety of factors, including:

          -- The Board of Directors' belief that the marketplace and numerous Handy & Harman shareholders do not yet fully appreciate and recognize the benefits already achieved, and still to be achieved, as a result of the strategic repositioning of Handy & Harman over the last two years and its belief that Handy & Harman is just beginning to realize for its shareholders the values that may be unlocked as a result of Handy & Harman's recent actions.

          -- Handy & Harman's leading and innovative position in the marketplace for many of its products.

          -- The opinion of Goldman, Sachs & Co., Handy & Harman's financial advisor, after reviewing with the Board of Directors many of the factors referred to herein and other financial criteria used in assessing the WHX offer, that the WHX offer is inadequate.

          -- The Board of Directors' belief that the WHX offer will deprive Handy & Harman's shareholders (other than WHX) of the future growth in revenues, net income, cash flows and stock price appreciation that are just beginning to result from Handy & Harman's strategic repositioning and operational improvements.

          -- The Board of Directors' familiarity with the financial condition, results of operations, business opportunities, prospects and current strategies and business plans of Handy & Harman.

          -- The disruptive effect of WHX's offer on Handy & Harman's employees, suppliers and customers.

          -- The Board of Directors' commitment to acting in the best interests of the Handy & Harman shareholders.

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     A more detailed description of the reasons for your Board of Directors'
recommendation and the factors considered by the Board is contained in the enclosed Schedule 14D-9. We urge you to read it carefully and in its entirety so that you will be fully informed as to the Board of Directors' recommendation.

     Your Board of Directors is convinced that continuing to actively pursue our strategic goals while remaining independent at this time is the best way to maximize value for all of Handy & Harman's shareholders. Your Board of Directors and I greatly appreciate your continued support and encouragement.


                                          Sincerely,

                                          /s/ R.N. Daniel

                                          R.N. Daniel
                                          Chairman of the Board and
                                          Chief Executive Officer